SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 14, 2004

BRE PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44 Montgomery Street, 36th Floor, San Francisco, CA 94104-4809

(Address of principal executive offices, including zip code)

415-445-6530

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5: Other Events and Regulation FD Disclosure.

On April 14, 2004, we reported operating results for the quarter ended March 31, 2004.

Funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $28.7 million, or $0.56 per diluted share, during first quarter 2004 as compared with $29.0 million, or $0.61 per diluted share for the quarter ended March 31, 2003. (A reconciliation of net income available to common shareholders to FFO is provided at the end of this report.)

Net income available to common shareholders for the first quarter totaled $13.5 million, or $0.27 per diluted share, as compared with $24.6 million, or $0.53 per diluted share, for the same period 2003. First quarter 2003 results included a net gain on sale totaling $9.6 million, or $0.21 per diluted share.

Adjusted EBITDA for the quarter totaled $46.6 million, as compared with $46.0 million in first quarter 2003. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this report.) For first quarter 2004, revenues totaled $71.9 million as compared with $67.1 million a year ago, which excludes revenues from discontinued operations of $1.7 million in the prior period.

Our year-over-year comparative earnings and FFO results were influenced by increased income from acquisitions completed during 2003 and first quarter 2004 and properties in the lease-up phase of development. The additional income was offset by property-level same-store performance, and increased interest and G&A expenses. First quarter 2004, same-store net operating income (NOI) decreased 2% as compared with the 2003 period. (A reconciliation of net income available to common shareholders to NOI is provided at the end of this report.)

Net Operating Income by Region

Quarter Ended March 31, 2004

Region	# Units	Gross Investment	% Investment	1Q ‘04 NOI	% NOI
Southern California	9,376	$982,178	41%	$21,842	44%
Northern California	5,644	580,959	25%	13,660	28%
Mountain/Desert	5,324	483,712	20%	8,158	16%
Pacific Northwest	3,149	324,273	14%	5,647	11%
Partnership and other	488	—	—	472	1%

($ amounts in 000s) Total	23,981	$2,371,122	100%	$49,779	100%

Acquisition activities during 2003 and first quarter 2004 increased first quarter 2004 NOI by $2.3 million as compared with first quarter 2003. Development and lease-up properties generated $1.0 million in additional NOI during the quarter as compared with first quarter 2003 levels. Disposition activities during the first and second quarters of 2003 reduced first quarter 2004 NOI $1.0 million as compared with first quarter 2003.

Same-Store Property Results

We define same-store properties as stabilized apartment communities owned by us for at least five full quarters. Of the 23,493 apartment units owned directly by us, same-store units totaled 20,818 for the quarter.

On a year-over-year basis, overall same-store operating results were affected by increased real estate expenses, driven primarily by the timing associated with certain repair and maintenance costs and the final property tax assessments for communities developed or acquired during the past two years. Average market rent for first quarter 2004 increased 1% to $1,081 per unit, from $1,073 per unit in first quarter 2003. Same-store physical occupancy levels averaged 94% during first quarter 2004 and 2003. Annualized resident turnover averaged 58% during the quarter as compared with 62% first quarter last year.

On a sequential basis, same-store NOI increased 1%, attributed primarily to increased occupancy levels in the San Francisco Bay area. While overall occupancy levels in the first quarter remained at 94%, S.F. Bay area average occupancy levels improved to 94% from 92% in the fourth quarter of 2003. Sequentially, first quarter market rent levels remained consistent with fourth quarter rents, and annualized resident turnover levels dropped to 58% from 62%, in line with management’s expectations.

Same-Store % Growth Results

Q1 2004 Compared with Q1 2003

		% Change
	% NOI	Revenue	Expenses	NOI	# Units
San Diego, California	22%	0%	3%	-1%	3,711
L.A./Orange County, Calif.	20%	3%	4%	2%	3,863
San Francisco, California	19%	-4%	6%	-7%	3,035
Seattle, Washington	13%	0%	6%	-4%	3,149
Sacramento, California	9%	4%	11%	0%	2,156
Phoenix, Arizona	8%	3%	8%	0%	2,440
Salt Lake City, Utah	5%	2%	3%	1%	1,264
Denver, Colorado	4%	-4%	-1%	-6%	1,200

Total	100%	0%	5%	-2%	20,818

Same-Store Average Occupancy and Turnover Rates

	Physical Occupancy			Turnover Ratio
	Q1 2004	Q4 2003	Q1 2003	Q1 2004	Q1 2003
San Francisco, California	94%	92%	95%	56%	64%
San Diego, California	95%	96%	95%	59%	66%
L.A./Orange County, California	94%	95%	95%	56%	47%
Sacramento, California	93%	94%	92%	71%	87%
Seattle, Washington	95%	93%	94%	53%	58%
Salt Lake City, Utah	95%	93%	92%	59%	53%
Denver, Colorado	94%	94%	88%	60%	72%
Phoenix, Arizona	96%	95%	92%	60%	62%

Average	94%	94%	94%	58%	62%

Acquisition and Development Activity

During first quarter 2004, we acquired four communities with an aggregate purchase price of $68.7 million: Summerwind Townhomes, with 200 units; Regency Palm Court, with 116 units; Windsor Court, with 95 units; and Tiffany Court, with 101 units, all located in Los Angeles, California. We also acquired a parcel of land for the future development of 464 units located in Orange, California. The land purchase totaled $18.2 million.

During first quarter 2004, we had three communities in the lease-up phase, with 124 of 536 units delivered by the end of the quarter. Average occupancy for these lease-up communities was 69% of delivered units.

We currently have four communities with a total of 744 units under construction, for a total estimated investment of $146.9 million, and an estimated balance to complete totaling $33.5 million. Expected delivery dates for these units range from second quarter 2004 through fourth quarter 2005. All development communities are in Southern California. At March 31, 2004, we owned four parcels of land in Southern California, including the first quarter 2004 acquisition, representing 1,108 units of future development, for an estimated aggregate cost of $222 million.

At March 31, 2004, we had entered into agreements providing options to purchase or lease four parcels of land, and were actively pursuing local development approvals. Three sites are located in Northern California, representing 1,010 units of future development and an estimated total cost of $244 million. One site is located in Southern California, representing 320 units of future development and an estimated cost of $73 million. Anticipated construction start dates range from the first half of 2005 to the first half of 2006.

Financial and Other Information

On February 24, 2004, we priced an offering of four million shares of 6.75% Series C Cumulative Redeemable Preferred Stock at $25 per share. The offering closed on March 15, 2004. As previously announced, on January 29, 2004, we redeemed all 2,150,000 shares of our 8.50% Series A Cumulative Redeemable Preferred Stock at a redemption price of $25 per share, plus accrued dividends.

Also during first quarter 2004, we issued $100 million of dual-tranche Medium-Term Notes under our existing Medium Term Note program. The offering included $50 million of five-year notes with a coupon rate of 3.58%, and $50 million of 10-year notes with a coupon rate 4.70%.

In connection with the first quarter 2004 acquisitions, we expanded our secured credit facility with Fannie Mae from $100 million to $140 million. The average borrowing rate under the secured line was 2.15% for first quarter 2004.

At March 31, 2004, our combination of debt and equity resulted in a total market capitalization of approximately $3.2 billion, with a debt-to-total market capitalization ratio of 39%. Our outstanding debt of $1.25 billion carried a weighted average interest rate of 5.6% for the quarter ended March 31, 2004. The weighted average maturity for outstanding debt is five and a half years. At March 31, 2004, outstanding borrowings under our unsecured and secured lines of credit totaled $275 million, with a weighted average interest cost of 2.2%.

For first quarter 2004, cash dividend payments to common shareholders totaled $24.4 million, or $0.4875 per share.

BRE Properties, Inc.

Consolidated Balance Sheets

First Quarter 2004

(Unaudited, dollar amounts in thousands except per share data)

	March 31, 2004	March 31, 2003
ASSETS
Real estate portfolio:
Direct investments in real estate:
Investments in rental properties	$2,371,122	$2,121,995
Construction in progress	95,325	72,364
Less: accumulated depreciation	(253,699)	(201,399)

	2,212,748	1,992,960

Equity interests in and advances to real estate joint ventures:
Investments in rental properties	10,338	10,658
Land under development	48,551	15,418
Real estate held for sale	—	11,972

Total real estate portfolio	2,271,637	2,031,008
Cash	25	2,845
Other assets	47,990	46,567

TOTAL ASSETS	$2,319,652	$2,080,420

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unsecured senior notes	$848,763	$764,538
Mortgage loans	131,782	161,100
Unsecured line of credit	135,000	225,000
Secured line of credit	140,000	—
Accounts payable and accrued expenses	30,162	30,267

Total liabilities	1,285,707	1,180,905

Minority interests	38,862	44,739

Shareholders’ equity:

Preferred Stock, $0.01 par value; 10,000,000 shares authorized:

2,150,000 shares 8.50% Series A cumulative redeemable, $25 liquidation preference, issued and outstanding at March 31, 2003	—	53,750
3,000,000 shares 8.08% Series B cumulative redeemable, $25 liquidation preference, issued and outstanding	75,000	75,000
4,000,000 shares 6.75% Series C cumulative redeemable, $25 liquidation preference, issued and outstanding at March 31, 2004	100,000	—

Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 50,116,947 and 45,975,948 at March 31, 2004 and 2003, respectively.	501	459
Additional paid-in capital	819,582	725,567

Total shareholders’ equity	995,083	854,776

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,319,652	$2,080,420

BRE Properties, Inc.

Consolidated Statements of Income

Quarters Ended March 31, 2004 and 2003

(Unaudited, dollar and share amounts in thousands except per share data)

	Quarter ended 3/31/04	Quarter ended 3/31/03
REVENUE
Rental income	$68,223	$63,504
Ancillary income	3,230	2,857
Partnership and other income	472	745

Total revenue	71,925	67,106

EXPENSES
Real estate expenses	22,146	19,396
Depreciation	14,516	12,831
Interest expense	15,677	14,441
General and administrative	3,221	2,683

Total expenses	55,560	49,351
Income before minority interests in consolidated subsidiaries and discontinued operations	16,365	17,755
Minority interests	718	824

Income from continuing operations	15,647	16,931
Discontinued operations:
Net gain on sales	—	9,636
Discontinued operations, net (1)	—	707

Total discontinued operations	—	10,343
NET INCOME	$15,647	$27,274
Dividends attributable to preferred stock	2,183	2,657

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$13,464	$24,617

Net income per common share - basic	$0.27	$0.54

Net income per common share - assuming dilution	$0.27	$0.53

Weighted average shares outstanding - basic	50,065	45,940

Weighted average shares outstanding - assuming dilution	50,500	46,155

(1)	Details of net earnings from discontinued operations. Quarter ended March 31, 2003 includes results from the two communities sold during first quarter 2003 and one community sold during second quarter 2003.

	Quarter ended 3/31/04	Quarter ended 3/31/03
Rental and ancillary income	$—	$1,739
Real estate expenses	—	(726)
Depreciation	—	(306)
Interest expense	—	—

Income from discontinued operations, net	$—	$707

Non-GAAP Financial Measure Reconciliations and Definitions
(Dollar amounts in thousands)

This report includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. Our definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is based on NAREIT’s current definition and is calculated by BRE as net income computed in accordance with GAAP, excluding gains or losses from sales of investments, plus depreciation, and after adjustments for unconsolidated joint ventures and minority interests convertible to common shares. We consider FFO to be an appropriate supplemental measure of the operating performance of an equity REIT because, by excluding gains or losses and depreciation, FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. Below is a reconciliation of net income available to common shareholders to FFO:

	Quarter ended 3/31/04	Quarter ended 3/31/03
Net income available to common shareholders	$13,464	$24,617
Depreciation from continuing operations	14,516	12,831
Depreciation from discontinued operations	—	306
Minority interests	718	824
Depreciation from unconsolidated entities	270	291
Net gain on investments	—	(9,636)
Less: Minority interests not convertible to common	(244)	(243)

Funds from operations	$28,724	$28,990

Diluted shares outstanding - EPS	50,500	46,155
Net income per common share - diluted	$0.27	$0.53

Diluted shares outstanding - FFO	51,470	47,350
FFO per common share - diluted	$0.56	$0.61

Adjusted Funds from Operations (AFFO)

AFFO represents funds from operations less recurring capital expenditures. We consider AFFO to be an appropriate supplemental measure of the performance of an equity REIT because, like FFO, it captures real estate performance by excluding gains or losses on investments and depreciation. Unlike FFO, AFFO also reflects that capital expenditures are necessary to maintain the associated real estate assets. Below is a reconciliation of net income available to common shareholders to AFFO:

	Quarter ended 3/31/04	Quarter ended 3/31/03
Net income available to common shareholders	$13,464	$24,617
Depreciation from continuing operations	14,516	12,831
Depreciation from discontinued operations	—	306
Minority interests	718	824
Depreciation from unconsolidated entities	270	291
Net gain on investments	—	(9,636)
Less: Minority interests not convertible to common	(244)	(243)
Less: Capital expenditures	(2,009)	(2,548)

Adjusted funds from operations	$26,715	$26,442

Diluted shares outstanding - EPS	50,500	46,155
Net income per common share - diluted	$0.27	$0.53

Diluted shares outstanding - FFO	51,470	47,350
AFFO per common share - diluted	$0.52	$0.56

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding minority interests, gains or losses from sales of investments, redemption related preferred stock issuance costs, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions and other charges, which permits investors to view income from operations without the impact of non cash depreciation or the cost of debt, or with respect to Adjusted EBITDA other non-operating charges. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter ended 3/31/04	Quarter ended 3/31/03
Net income available to common shareholders	$13,464	$24,617
Interest	15,677	14,441
Depreciation	14,516	13,137

EBITDA	43,657	52,195
Minority interests	718	824
Net gains on investments	—	(9,636)
Dividends on preferred stock	2,183	2,657

Adjusted EBITDA	$46,558	$46,040

Net Operating Income (NOI)

NOI is defined as total revenues less real estate expenses (including such items as repairs and maintenance, payroll, utilities, property taxes and insurance, advertising and management fees.) We consider NOI to be an appropriate supplemental measure of our performance because it reflects the operating performance of our real estate portfolio at the property level and is used to make decisions about resource allocations and assessing regional property level performance. Below is a reconciliation of net income available to common shareholders to net operating income:

	Quarter ended 3/31/04	Quarter ended 3/31/03
Net income available to common shareholders	$13,464	$24,617
Interest	15,677	14,441
Depreciation	14,516	13,137
Minority interests	718	824
Net gains on investments	—	(9,636)
Dividends on preferred stock	2,183	2,657
General and administrative expense	3,221	2,683

NOI	$49,779	$48,723

Less Non Same-Store NOI	5,574	3,657

Same-Store NOI	$44,205	$45,066

Forward-Looking Statements

In addition to historical information, we have made forward-looking statements in this report on Form 8-K. These forward-looking statements pertain to, among other things, our capital resources, portfolio performance and our results of operations. Forward-looking statements involve numerous risks and uncertainties. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or in their negative form or other variations, or by discussions of strategy, plans or intentions. Forward-looking statements are based on assumptions, data or methods that may be incorrect or imprecise or incapable of being realized. The following factors, as well as those factors set forth in the section entitled “Risk Factors” contained in our most recent annual report on Form 10-K, among others, could affect actual results and future events: defaults or non-renewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws and increases in real property tax rates. Our success also depends upon economic trends, including interest rates, income tax laws, governmental regulation, legislation, population changes and other factors. Do not rely solely on forward-looking statements, which only reflect management’s analysis. We assume no obligation to update forward-looking statements. For more details, please refer to our SEC filings, including our most recent Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 14, 2004	By:	/s/ Edward F. Lange, Jr.
Edward F. Lange, Jr.
Executive Vice President, Chief Financial Officer and Secretary